EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS THIRD QUARTER OPERATING RESULTS

Business remains strong with third quarter revenue increasing 17.7% and third quarter same store sales increasing 22.4%

DURANGO, Colorado (January 13, 2022) – Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company,” “we” or “our”) today reported its operating results for the three and nine months ended November 30, 2021. The Company franchises and operates retail gourmet chocolate and confection stores and self-serve frozen yogurt cafés, and produces an extensive line of premium, handcrafted chocolates and other confectionaries.

THIRD QUARTER HIGHLIGHTS

●	Total revenue increased 17.7 percent to $8.5 million during the three months ended November 30, 2021 compared to $7.2 million during the three months ended November 30, 2020.

●

Operating loss was $2.0 million during the three months ended November 30, 2021 compared to operating income of $0.4 million during the three months ended November 30, 2020, due primarily to non-recurring costs associated with the contested director elections and compensation expenses triggered by the results of the director elections.

●

Adjusted EBITDA (a non-GAAP measure defined later in this release) increased 17.0 percent from $848,000 in the three months ended November 30, 2020 to $992,000 in the three months ended November 30, 2021.

●

Factory sales increased 14.5 percent during the three months ended November 30, 2021 compared to the three months ended November 30, 2020, primarily due to a 37.8 percent increase in sales of product to the Company’s network of franchised and licensed retail stores, while our shipments to out of network customers declined by 31.1 percent as we selectively managed our labor and supply chain constrained production in favor of our franchised retail stores.

●

Royalty and marketing fees increased 32.6 percent primarily due to the majority of our franchise locations having resumed normal operations during the three months ended November 30, 2021, compared to the three months ended November 30, 2020.

●

Same store sales at domestic franchise locations increased 22.4 percent during the three months ended November 30, 2021 when compared to the three months ended November 30, 2019 (the most recent comparable period prior to the business disruptions of COVID-19).

●	Our balance sheet remained strong with $6 million of cash, zero debt and total working capital of $9.0 million as of November 30, 2021.

THIRD QUARTER OPERATING RESULTS

Total revenue increased 17.7 percent to $8.5 million during the three months ended November 30, 2021 compared to $7.2 million during the three months ended November 30, 2020.

Total factory sales increased 14.5 percent to $6.4 million in the three months ended November 30, 2021 compared to $5.6 million in the three months ended November 30, 2020. The increase was primarily due to a 37.8 percent increase in sales of product to our network of franchised and licensed retail stores partially offset by a 31.1 percent decrease in shipments of product to customers outside our network of franchised retail stores. The increase in sales of product to our network of franchised and licensed retail stores was primarily the result of the COVID-19 pandemic and the associated public health measures in place during the three months ended November 30, 2020, which significantly reduced traffic in our stores. During the three months ended November 30, 2021 most of the disruptions experienced as a result of the COVID-19 pandemic were no longer impacting our network of franchised and licensed retail stores, and many of our locations had returned to, or exceeded, pre-pandemic levels.

Retail sales increased to $636,000 in the three months ended November 30, 2021 compared to $531,400 in the three months ended November 30, 2020 as a result of all of our Company-owned stores being open during the three months ended November 30, 2021 compared to the reduced operation of all of our Company-owned stores for much of the three months ended November 30, 2020. The limited operations of our Company-owned stores in the prior year period was the result of the COVID-19 pandemic and the associated public health measures in place during the three months ended November 30, 2020. As of November 30, 2021, all Company-owned stores had substantially resumed operations.

Royalty and marketing fees increased 32.6 percent to $1.4 million in the three months ended November 30, 2021 compared to $1.1 million in the three months ended November 30, 2020, primarily due to the majority of our franchise locations having resumed normal operations during the three months ended November 30, 2021. A complete lists of stores and cafés currently in operation are available on the Company’s websites at www.rmcf.com and www.u-swirl.com.

Same store sales at domestic franchise locations increased 22.4 percent during the three months ended November 30, 2021 when compared to the three months ended November 30, 2019 (the most recent comparable period prior to the business disruptions of COVID-19).

Franchise fees increased 33.8 percent to $61,700 in the three months ended November 30, 2021 compared to $46,100 in the three months ended November 30, 2020.

Operating income decreased from $399,000 in the three months ended November 30, 2020 to an operating loss of $2.0 million during the three months ended November 30, 2021. Net income decreased from $524,000, or $0.09 per basic share and $0.08 per diluted share in the three months ended November 30, 2020 to a net loss of $1.5 million, or $(0.24) per basic and diluted share in the three months ended November 30, 2021, due primarily to non-recurring costs associated with the contested director elections and compensation expenses triggered by the results of the director elections.

Adjusted EBITDA (a non-GAAP measure defined later in this release) increased 17.0 percent from $848,000 in the three months ended November 30, 2020 to $992,000 in the three months ended November 30, 2021.

NINE-MONTH OPERATING RESULTS

Total revenue increased 57.5 percent to $24.0 million during the nine months ended November 30, 2021 compared to $15.3 million during the nine months ended November 30, 2020.

Total factory sales increased 48.0 percent to $16.6 million in the nine months ended November 30, 2021 compared to $11.2 million in the nine months ended November 30, 2020. The increase was primarily due to an 86.6 percent increase in sales of product to our network of franchised and licensed retail stores partially offset by a 27.7 percent decrease in shipments of product to customers outside our network of franchised retail stores.

Retail sales increased 81.8 percent to $2.2 million in the nine months ended November 30, 2021 compared to $1.2 million in the nine months ended November 30, 2020. This increase in retail sales was primarily due to all of our Company-owned stores being open during the nine months ended November 30, 2021 compared to the closure or limited operations of all of our Company-owned stores for much of the nine months ended November 30, 2020. The closure or limited operations of our Company-owned stores in the prior year period was the result of the COVID-19 pandemic and the associated public health measures in place during the nine months ended November 30, 2020. As of November 30, 2021 all Company-owned stores had substantially resumed full operations.

Royalty and marketing fees increased 90.4 percent to $5.1 million in the nine months ended November 30, 2021 compared to $2.7 million in the nine months ended November 30, 2020, primarily due to the majority of our franchise locations having resumed normal operations.

The Company’s franchisees and licensees opened one domestic Rocky Mountain Chocolate Factory location and two Rocky Mountain Chocolate Factory and Cold Stone Creamery® co-branded locations during the nine months ended November 30, 2021. Complete lists of stores and cafés currently in operation are available on the Company’s websites at www.rmcf.com and www.u-swirlinc.com.

Franchise fees decreased 5.6 percent to $165,000 in the nine months ended November 30, 2021 compared to $175,000 in the nine months ended November 30, 2020, as a result of a decrease in revenue resulting from the closure of franchise locations and the associated recognition of revenue in the nine months ended November 30, 2020, with fewer comparable closures during the nine months ended November 30, 2021 and fewer franchise stores in operation and the associated recognition of revenue over the term of the franchise agreement.

Operating loss decreased from an operating loss of $(4.3) million in the nine months ended November 30, 2020 to an operating loss of $(1.1) million in the nine months ended November 30, 2021.

Net loss decreased to $(701,000), or $(0.11) per basic and diluted share, in the nine months ended November 30, 2021, compared to a net loss of $(3.1) million, or $(0.51) per basic and diluted share, in the nine months ended November 30, 2020.

Adjusted EBITDA (a non-GAAP measure defined later in this release) increased from a loss of $(2.6) million in the nine months ended November 30, 2020 to positive adjusted EBITDA of $3.7 million in the nine months ended November 30, 2021.

EDIBLE ARRANGEMENTS

During the nine months ended November 30, 2021, certain disagreements arose between RMCF and Edible Arrangements (“Edible”) related to the strategic alliance and ecommerce agreements resulting in continuing discussions, the result of which are not currently determinable. Purchases by Edible, during the nine months ended November 30, 2021 were approximately $1.2 million, or 5.0 percent of the Company’s revenues, compared to $2.1 million, or 13.9 percent of the Company’s revenues during the nine months ended November 30, 2020. There can be no assurance historical revenue levels will be indicative of future revenues.

CONTESTED SOLICITATION OF PROXIES

During the three and nine months ended November 30, 2021, the Company incurred substantial costs associated with the contested election of directors at the 2021 annual meeting of stockholders. During the three and nine months ended November 30, 2021, the Company incurred approximately $797,000 and $1.7 million of costs, respectively, associated with the contested election, compared with no comparable costs incurred in the three and nine months ended November 30, 2020. These costs are recognized as general and administrative expense in the Consolidated Statement of Operations. Additionally, the Company incurred $1.9 million of compensation expense during the three and nine months ended November 30, 2021 in connection with the Company’s honoring of the longstanding employment agreement with Mr. Merryman (the Company’s Interim President and Chief Executive Officer, and Chief Financial Officer) that was triggered by the annual meeting voting results.

COVID-19

During the year ended February 28, 2021, we experienced significant business disruptions resulting from efforts to contain the rapid spread of the novel coronavirus (“COVID-19”), including the vast mandated self-quarantines of customers and closures of non-essential business throughout the United States and internationally. During the year ended February 28, 2021 nearly all of the Company-owned and franchise stores were directly and negatively impacted by public health measures taken in response to COVID-19, with nearly all locations experiencing reduced operations as a result of, among other things, modified business hours and store and mall closures. As a result, franchisees and licensees did not order products for their stores in line with historical amounts. As of November 30, 2021, most stores have met or exceeded pre-COVID-19 sales levels; however, some retail environments have continued to be adversely impacted by changes to consumer behavior as a result of COVID-19. Most stores re-opened subject to various local health restrictions and often with reduced operations. Strong consumer spending and other macro-economic trends as well as the roll out of vaccines and relaxing of most local health restrictions have resulted in significant increases in sales at our franchise stores during the nine months ended November 30, 2021. Our ability to meet the increase in franchise store demand has been impacted by labor and supply chain constraints. We are unsure how the emergence of COVID-19 variants, such as Delta and Omicron, will impact the positive recovery trends.

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, is computed by adding depreciation and amortization, stock-based compensation expenses, costs associated with non-recurring expenses (which include costs associated with Company-owned store closures, proxy contest and related matters) to GAAP income from operations.

This non-GAAP financial measure may have limitations as an analytical tool, and this measure should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. Management uses adjusted EBITDA because it believes that adjusted EBITDA provides additional analytical information on the nature of ongoing operations excluding expenses not expected to recur in future periods, non-cash charges and variations in the effective tax rate among periods. Management believes that adjusted EBITDA is useful to investors because it provides a measure of operating performance and its ability to generate cash that is unaffected by non-cash accounting measures and non-recurring expenses. However, due to these limitations, management uses adjusted EBITDA as a measure of performance only in conjunction with GAAP measures of performance such as income from operations and net income. Reconciliations of this non-GAAP measure to its most comparable GAAP measure are included below.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser and operator of retail gourmet chocolate and confection stores and self-serve frozen yogurt cafés and a producer of an extensive line of premium, handcrafted chocolates and other confectionaries.

As of January 13, 2022, the Company, its subsidiaries and its franchisees and licensees operated 326 retail gourmet Rocky Mountain Chocolate Factory and self-serve frozen yogurt cafes in 39 states, South Korea, Qatar, the Republic of Panama, and The Republic of The Philippines. The Company’s common stock is listed on the Nasdaq Global Market under the symbol “RMCF.”

Forward-Looking Statements

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These forward-looking statements involve various risks and uncertainties. The nature of the Company's operations and the environment in which it operates subjects it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. The statements, other than statements of historical fact, included in this press release are forward-looking statements. Many of the forward-looking statements contained in this press release may be identified by the use of forward-looking words such as "will," "intend," "believe," "expect," "anticipate," "should," "plan," "estimate," "potential," or similar expressions. Factors which could cause results to differ include, but are not limited to: the impact of the COVID-19 pandemic and global economic conditions on the Company’s business, including, among other things, disruptions to our supply chain, including, but not limited to, raw materials and freight costs, the availability of qualified labor, online sales, factory sales, retail sales and royalty and marketing fees, the Company’s liquidity, the Company’s cost cutting and capital preservation measures, achievement of the anticipated potential benefits of the strategic alliance with Edible, the ability to provide products to Edible under the strategic alliance, Edible's ability to increase the Company’s online sales through the agreements with Edible, the outcome of legal proceedings initiated against Immaculate Confections, the operator of RMCF locations in Canada, changes in the confectionery business environment, seasonality, consumer interest in the Company's products, general economic conditions, the success of the Company's frozen yogurt business, receptiveness of the Company's products internationally, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company's co-branding strategy, the success of international expansion efforts and the effect of government regulations. Government regulations which the Company and its franchisees and licensees either are, or may be, subject to and which could cause results to differ from forward-looking statements include, but are not limited to: local, state and federal laws regarding health, sanitation, safety, building and fire codes, franchising, licensing, employment, manufacturing, packaging and distribution of food products and motor carriers. For a detailed discussion of the risks and uncertainties that may cause the Company's actual results to differ from the forward-looking statements contained herein, please see the section entitled "Risk Factors" contained in Item 1A. of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2021, as amended by Amendment No. 1 on Form 10-K/A filed on June 28, 2021. Additional factors that might cause such differences include, but are not limited to: the length and severity of the current COVID-19 pandemic and its effect on among other things, factory sales, retail sales, royalty and marketing fees and operations, the effect of any governmental action or mandated employer-paid benefits in response to the COVID-19 pandemic, and the Company’s ability to manage costs and reduce expenditures in the current economic environment and the availability of additional financing if and when required. These forward-looking statements apply only as of the date hereof. As such they should not be unduly relied upon for more current circumstances. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that might reflect events or circumstances occurring after the date of this press release or those that might reflect the occurrence of unanticipated events.

For Further Information, please contact

Rocky Mountain Chocolate Factory, Inc. (970) 375-5678

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during
	the three months ended	Stores open as of
	November 30, 2021	November 30, 2021
United States
Rocky Mountain Chocolate Factory
Franchise Stores	0	156
Company-Owned Stores	0	2
Cold Stone Creamery	1	97
International License Stores	0	5
U-Swirl
Franchise Stores	0	65
Company-Owned Stores	0	3
International License Stores	0	1
Total	1	329

During FY 2021 the Company initiated formal legal proceedings against Immaculate Confections (“IC”), the operator of RMCF locations in Canada. In its complaint, the Company alleged, among other things, that IC has utilized the Company’s trademarks and other intellectual property without authority to do so and that IC has been unjustly enriched by their use of the Company’s trademarks and intellectual property.

In June 2021 a court order was issued declaring the original 1991 Development Agreement for Canada between RMCF and IC had expired. In September 2021, the Company and IC reached a Settlement Agreement (the “IC Agreement”) whereby the parties agreed to a six months negotiation period to explore alternative solutions. During the six-month period, IC will continue to operate locations as Rocky Mountain Chocolate Factory. The IC Agreement contains provisions that would require IC to de-identify its locations if a solution is not reached. As of the date of this filing, IC operates 49 locations in Canada. During the nine months ended November 30, 2021 the Company recognized approximately $116,800 of revenue from locations operated by IC in Canada compared with no revenue recognized from locations operated by IC in Canada during the nine months ended November 30, 2020.

SELECTED BALANCE SHEET DATA

(in thousands)

(unaudited)

	November 30, 2021	February 28, 2021
Current Assets	$15,080	$12,777
Total Assets	27,299	24,951
Current Liabilities	6,119	3,780
Total Liabilities	8,384	5,984
Stockholder's Equity	$18,915	$18,967

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended November 30,		Three Months Ended November 30,
	2021	2020	2021	2020
Revenues
Factory sales	$6,376	$5,571	75.0%	77.1%
Royalty and marketing fees	1,434	1,081	16.8%	15.0%
Franchise fees	62	46	0.7%	0.6%
Retail sales	635	531	7.5%	7.3%
Total Revenues	8,507	7,229	100.0%	100.0%

Costs and expenses
Cost of sales	5,201	4,688	61.1%	64.8%
Franchise costs	458	441	5.4%	6.1%
Sales and marketing	377	382	4.4%	5.3%
General and administrative	3,866	789	45.4%	10.9%
Retail operating	421	361	4.9%	5.0%
Depreciation and amortization, exclusive of depreciation and amortization expense of $155 and $158 included in cost of sales, respectively	143	169	1.7%	2.3%
Costs associated with Company-owned store closures	-	-	0.0%	0.0%
Total Costs and Expenses	10,466	6,830	123.0%	94.5%

Income (loss) from operations	(1,959)	399	-23.0%	5.5%

Other income (expense)
Interest expense	-	(24)	0.0%	-0.3%
Interest income	2	3	0.0%	0.0%
Gain on insurance recovery	-	211	0.0%	2.9%
Debt forgiveness income	-	108	0.0%	1.5%
Other Income, net	2	298	0.0%	4.1%

Income (loss) before income taxes	(1,957)	697	-23.0%	9.6%

Provision (benefit) for income taxes	(479)	173	-5.6%	2.4%

Consolidated net income (loss)	(1,478)	524	-17.4%	7.2%

Basic Earnings (Loss) Per Common Share	$(0.24)	$0.09
Diluted Earnings (Loss) Per Common Share	$(0.24)	$0.08

Weighted Average Common Shares Outstanding	6,141,507	6,070,887

Dilutive Effect of Employee Stock Awards	-	213,432

Weighted Average Common Shares Outstanding, Assuming Dilution	6,141,507	6,284,319

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Nine Months Ended Novmber 30,		Nine Months Ended November 30,
	2021	2020	2021	2020
Revenues
Factory sales	$16,578	$11,204	69.0%	73.4%
Royalty and marketing fees	5,076	2,666	21.1%	17.5%
Franchise fees	165	175	0.7%	1.1%
Retail sales	2,208	1,214	9.2%	8.0%
Total Revenues	24,027	15,259	100.0%	100.0%

Costs and expenses
Cost of sales	13,819	10,625	57.5%	69.6%
Franchise costs	1,747	1,313	7.3%	8.6%
Sales and marketing	1,196	1,265	5.0%	8.3%
General and administrative	6,575	4,757	27.4%	31.2%
Retail operating	1,305	1,010	5.4%	6.6%
Depreciation and amortization, exclusive of depreciation and amortization expense of $465 and $473 included in cost of sales, respectively	440	531	1.8%	3.5%
Costs associated with Company-owned store closures	-	69	0.0%	0.5%
Total Costs and Expenses	25,082	19,570	104.4%	128.3%

Income (loss) from operations	(1,055)	(4,311)	-4.4%	-28.3%

Other income (expense)
Interest expense	-	(72)	0.0%	-0.5%
Interest income	9	14	0.0%	0.1%
Gain on insurance recovery	167	211	0.7%	1.4%
Debt forgiveness income	-	108	0.0%	0.7%
Other Income, net	176	261	0.7%	1.7%

Income (loss) before income taxes	(879)	(4,050)	-3.7%	-26.5%

Income tax benefit	(178)	(982)	-0.7%	-6.4%

Consolidated net loss	(701)	(3,068)	-2.9%	-20.1%

Basic Loss Per Common Share	$(0.11)	$(0.51)
Diluted Loss Per Common Share	$(0.11)	$(0.51)

Weighted Average Common Shares Outstanding	6,127,884	6,065,237

Dilutive Effect of Employee Stock Awards	-	-

Weighted Average Common Shares Outstanding, Assuming Dilution	6,127,884	6,065,237

GAAP RECONCILIATION

ADJUSTED EBITDA

(in thousands)
(unaudited)

	Three Months Ended November 30,
	2021	2020	Change
GAAP: Income from Operations	$(1,959)	$399	n/m
Depreciation and Amortization	299	327
Stock-Based Compensation Expense	439	113
Costs associated with non-recurring expenses (1)	2,213	9
Non-GAAP, adjusted EBITDA	$992	$848	17.0%

	Nine Months Ended November 30,
	2021	2020	Change
GAAP: Income (loss) from Operations	$(1,055)	$(4,311)	n/m
Depreciation and Amortization	905	1,005
Stock-Based Compensation Expense	709	400
Costs associated with non-recurring expenses (1)	3,130	283
Non-GAAP, adjusted EBITDA	$3,689	$(2,623)	n/m

(1) Non-recurring expenses include costs associated with Company-owned store closures and contested proxy costs and accrued severance.